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                                                                       EXHIBIT 5


                   KENNEDY COVINGTON LOBDELL & HICKMAN, L.L.P.
                                ATTORNEYS AT LAW

                          NationsBank Corporate Center
                                   Suite 4200
                             100 North Tryon Street
                      Charlotte, North Carolina 28202-4006







                                January 28, 1997




Conso Products Company
513 North Duncan Bypass
P.O. Box 326
Union, South Carolina 29379

Ladies and Gentlemen:

         You have requested our opinion in connection with the registration under the Securities Act of 1933, as amended, of 25,000 shares of Common Stock of Conso Products Company, a South Carolina corporation (the "Company"), by the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission in connection with the Conso Products Company Stock Election Plan for Non-Employee Directors (the "Plan").

         We have made such investigations of law, examined original copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments, and received such statements from officers and representatives of the Company, as we have deemed necessary for purposes of this opinion.

         Based upon the foregoing, we are of the opinion that the 25,000 shares of Common Stock covered by the Registration Statement have been duly and validly authorized and, when issued in accordance with the Plan, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                 Very truly yours,


                                 /s/ Kennedy Covington Lobdell & Hickman, L.L.P. KENNEDY COVINGTON LOBDELL & HICKMAN, L.L.P.